Exhibit 99.1

Best Buy Chairman and Founder Richard Schulze Resigns From Board To Explore Options For 20.1% Ownership Stake

MINNEAPOLIS--(BUSINESS WIRE)--Richard Schulze, Founder, Chairman of the Board, and the largest shareholder of Best Buy Co., Inc. (NYSE:BBY), today issued the following statement:

“I continue to believe in Best Buy and its future -- and care deeply about its customers, employees and shareholders. There is an urgent need for Best Buy to reinvigorate growth by reconnecting with today’s customers and building pathways to the next generation of consumers. Accordingly, I have shared my views with the Board and today informed them of my decision to resign as Chairman and a director, effective immediately, in order to explore all available options for my ownership stake.”

Mr. Schulze, 71, served as Best Buy’s CEO, Chairman and a director for 36 years until 2002. He has continued as Chairman and a director since 2002 and controls approximately 20.1% of Best Buy shares. He had previously planned to step down as Chairman after the 2012 annual meeting on June 21, 2012 and to remain as a director through the 2013 annual meeting.

Contacts

Sard Verbinnen & Co
George Sard/David Reno/Meghan Stafford
212-687-8080